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                                                                      EXHIBIT 11


                          CONSENT OF INDEPENDENT ACCOUNTANTS


We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 5 to the registration statement on Form N-1A (the "Registration Statement") of Martin Currie Business Trust (hereafter referred to as the "Trust") of our reports dated June 16, 1998, relating to the financial statements and financial highlights of each of the seven funds constituting the Trust appearing in the Annual Reports to Shareholders, which appear in such Statement of Additional Information. We also consent to the references to us under the headings "Financial Statements" and "Independent Accountants" in such Statement of Additional Information and "Independent Accountants" in the Private Placement Memorandum which constitute parts of this Registration Statement.


PricewaterhouseCoopers LLP
Boston, Massachusetts
August 27, 1998